Consent of Independent Registered Public Accounting Firm

The Board of Directors
 Taubman Centers, Inc.:

We consent to the incorporation by reference in the registration statements, including amendments thereto, on Form S-8 (Nos. 33-65934, 333-81577, 333-125066, 333-151982 and 333-169996) and on Form S-3 (Nos. 333-174880, 33-73038 and 333-125065) of Taubman Centers, Inc. of our report dated March 5, 2012, with respect to the combined historical summary of revenues and certain expenses of the Acquired Properties for the year ended December 31, 2010, which report appears in the Form 8-K/A of Taubman Centers, Inc. dated March 5, 2012.

/s/ KPMG LLP
Chicago, Illinois
March 5, 2012